UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 1/4/2007

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-33100

DE	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway, Toledo, OH 43659

(Address of Principal Executive Offices, Including Zip Code)

419-248-8000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2007, James J. McMonagle and W. Howard Morris were elected to the Owens Corning Board of Directors to fill two pre-existing vacancies. Owens Corning expects that Mr. McMonagle will be named to the Compensation Committee and the Finance Committee of the Board of Directors and that Mr. Morris will be named to the Audit Committee and the Governance and Nominating Committee of the Board of Directors. Upon their election, Mr. McMonagle and Mr. Morris became eligible for Owens Corning’s standard plans, contracts, and arrangements for non-management directors and, pursuant to such standard arrangements, each received a grant of 6,000 restricted shares of Owens Corning common stock.

Mr. McMonagle and Mr. Morris were elected to the Owens Corning Board of Directors pursuant to the designations of the Future Claimants’ Representative and the Asbestos Claimants’ Committee, respectively. As set forth in Owens Corning’s bylaws, the Future Claimants’ Representative and the Asbestos Claimants’ Committee were each granted the right to designate a director to serve on Owens Corning’s initial Board of Directors, effective on the day immediately after the day, if any, the Owens Corning/Fibreboard Asbestos Personal Injury Trust (the “Asbestos Trust”) received 28.2 million shares of Owens Corning common stock pursuant to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-in-Possession (as Modified) (the “Plan”). As described more fully below under “Other Events”, the Asbestos Trust received such shares on January 4, 2007.

Owens Corning’s bylaws also provide that the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall each retain the right to designate a director until such time as the Asbestos Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of Owens Corning.

Item 8.01. Other Events.

According to the terms of the Plan, the Asbestos Trust (which was created in order to pay qualifying holders of present and future asbestos personal injury and wrongful death claims) had a contingent right to receive (i) 28.2 million shares of Owens Corning common stock (the “Contingent Shares”) and (ii) $1.390 billion in cash, plus 7% simple interest from the effective date of the Plan to the payment date (the “Contingent Note”), depending upon the outcome of proposed asbestos legislation known as the Fairness in Asbestos Injury Resolution Act of 2006 (the “FAIR Act”). Due to the fact that the 109th Congress was adjourned sine die on approximately December 9, 2006, and the FAIR Act was not enacted into law by December 19, 2006, the Asbestos Trust’s contingent rights vested and the Asbestos Trust became entitled to receive the Contingent Shares and the payment on the Contingent Note between January 1, 2007 and January 8, 2007. Pursuant to the Plan and the Contingent Note, the equity interests of Owens Corning Sales, Inc. were pledged to the Asbestos Trust to secure Owens Corning’s obligations under the Contingent Note.

Pursuant to Owens Corning’s obligations under the Plan, on January 4, 2007:

•	Owens Corning issued 28.2 million shares of its common stock to the Asbestos Trust;

•	Owens Corning paid the Asbestos Trust $1,407,568,055.56 in full satisfaction of the obligations under the Contingent Note; and

•	the pledge of Owens Corning Sales, Inc. equity interests to the Asbestos Trust was cancelled, as the obligation to pledge equity interests in connection with the Contingent Note terminated upon payment of the Contingent Note.

In order to fund the payment of the Contingent Note, Owens Corning drew $600 million under its delayed-draw senior term loan facility on January 4, 2007. Pursuant to the terms of Owens Corning’s credit agreement (the “Credit Agreement”), the term loan was available in a single draw and the commitments under the term loan facility were terminated upon Owens Corning’s draw and the payment of the Contingent Note. Owens Corning continues to have access to a $1.0 billion multi-currency senior revolving credit facility under the Credit Agreement.

SIGNATURE

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Owens Corning

Date: January 10, 2007	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General
Counsel and Secretary